Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2021 Incentive Award Plan of Talkspace Inc. of our reports dated March 10, 2023, with respect to the consolidated financial statements of Talkspace Inc. and the effectiveness of internal control over financial reporting of Talkspace Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer
A Member of Ernst & Young Global

Tel-Aviv, Israel
March 24, 2023